[ON CHAPMAN AND CUTLER LLP LETTERHEAD]

November 27, 2009

Nuveen Investment Trust II

333 West Wacker Drive

Chicago, Illinois 60606-1286

Re:	Nuveen Investment Trust II

Ladies and Gentlemen:

We have served as counsel for the Nuveen Investment Trust II (the “Fund”), which offers and sells shares of various classes of each of its series, Nuveen Santa Barbara Dividend Growth Fund, Nuveen Santa Barbara Growth Fund, Nuveen Santa Barbara Growth Opportunities Fund, Nuveen Santa Barbara EcoLogic Equity Fund, Nuveen Santa Barbara Global Equity Fund, Nuveen Santa Barbara International Equity Fund, Nuveen Santa Barbara Growth Plus Fund, Nuveen Santa Barbara Strategic Growth Fund, Nuveen Santa Barbara Mid-Cap Growth Fund, Nuveen Symphony Large-Cap Growth Fund, Nuveen Symphony Large-Cap Value Fund, Nuveen Symphony Mid-Cap Core Fund, Nuveen Symphony Small-Mid Cap Core Fund, Nuveen Symphony International Equity Fund, Nuveen Symphony Optimized Alpha Fund, Nuveen Symphony All-Cap Core Fund, Nuveen Tradewinds Emerging Markets Fund, Nuveen Tradewinds Global All-Cap Fund, Nuveen Tradewinds Global All-Cap Plus Fund, Nuveen Tradewinds Global Resources Fund, Nuveen Tradewinds International Value Fund, Nuveen Tradewinds Japan Fund and Nuveen Winslow Large-Cap Growth Fund, (the “Shares”) in the manner and on the terms set forth in Post-Effective Amendment Nos. 65 and 66 and Amendment Nos. 66 and 67 to its Registration Statement on Form N-1A filed on November 27, 2009 and November 30, 2009 (the “Amendment”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, respectively.

In connection therewith, we have examined such pertinent records and documents and matters of law, including the opinion of Bingham McCutchen LLP issued to the Fund or Fund’s counsel upon which we have relied as they relate to the laws of the Commonwealth of Massachusetts, as we have deemed necessary in order to enable us to express the opinion hereinafter set forth.

November 27, 2009

Based upon the foregoing, we are of the opinion that:

The Shares of the Fund may be legally and validly issued from time to time in accordance with the Fund’s Declaration of Trust dated June 27, 1997, the Fund’s By-Laws, the Fund’s Amended and Restated Designation of Series, the Fund’s Amended Establishment and Designation of Classes, and subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities and the receipt by the Fund of a purchase price not less than the net asset value per Share and such Shares, when so issued and sold, will be validly issued, fully paid and non-assessable, except that, as set forth in the Amendment, shareholders of the Fund may under certain circumstances be held personally liable for its obligations.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-33607) relating to the Shares referred to above, to the use of our name and to the reference to our firm in said Registration Statement.

Respectfully submitted,

/s/ Chapman and Cutler LLP

CHAPMAN AND CUTLER LLP